Prospectus Supplement No. 2	Filed Pursuant to Rule 424(b)(7)
(to Prospectus dated February 28, 2007)	Registration No. 333-140977

Hornbeck Offshore Services, Inc. $250,000,000 1.625% Convertible Senior Notes due 2026 and up to 5,156,500 Shares of Common Stock Issuable Upon Conversion of the Notes

The following information supplements and amends the prospectus dated February 28, 2007, as previously supplemented, relating to the resale by the selling security holders of our 1.625% Convertible Senior Notes due 2026, which we issued in a private placement in November 2006, and shares of our common stock issuable upon the conversion of the notes.

This prospectus supplement is not complete without, and may not be delivered or utilized except in combination with, the prospectus, including any amendments or supplements thereto. This prospectus supplement is incorporated by reference into the prospectus and should be read in conjunction with the prospectus, as previously supplemented.

Our common stock is listed on the New York Stock Exchange under the symbol “HOS”. On May 10, 2007, the closing sale price of our common stock on the New York Stock Exchange was $36.65 per share.

See “Risk Factors” beginning on page 9 of the prospectus dated February 28, 2007, beginning on page 26 of our most recently filed Annual Report on Form 10-K, and on page 29 of our Quarterly Report on Form 10-Q for the period ended March 31, 2007, which are incorporated by reference into the prospectus, as supplemented, for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus, as previously supplemented. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 11, 2007.

SELLING SECURITY HOLDERS

The information set forth in the tables of selling security holders was furnished to us on or before May 11, 2007. Because selling security holders may trade all or some of the notes, and common stock issuable upon conversion of the notes, listed at any time without notifying us, the tables of selling security holders may not reflect, as of the date of this prospectus supplement, the exact value of the notes and common stock issuable upon conversion of the notes. In addition, the selling security holders listed in the tables may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their notes, or common stock issuable upon conversion of the notes, since the date as of which the information in the table is presented.

The table included in the section captioned “Selling Security Holders” of the prospectus, as previously filed and supplemented, is hereby further supplemented and amended to reflect the selling security holders identified below and to reflect the notes, and common stock issuable upon conversion of the notes, for such selling security holders:

Additional Selling Security Holders

Name of Selling Security Holder	Principal Amount of Notes Beneficially Owned ($)	% of Notes Beneficially Owned	Principal Amount of Notes Being Offered ($) (1)	No. of Shares of Common Stock Beneficially Owned (2)(3)	No. of Shares of Common Stock Being Offered (1) (3)	Number of Shares of Common Stock Owned After Offering (1)
Advent Convertible Arbitrage Master (4)	6,470,000	2.59%	6,470,000	133,450	133,450	0
Advent Enhanced Phoenix (4)	4,000,000	1.60%	4,000,000	82,504	82,504	0
Ambit LLC (5)	200,000	*	200,000	4,125	4,125	0
CBI Pension Plan (5)	40,000	*	40,000	825	825	0
Celanese Americas Corporation (5)	100,000	*	100,000	2,063	2,063	0
Cervantes Portfolio LLC (5)	250,000	*	250,000	5,157	5,157	0
City of Cincinnati Retirement System (5)	200,000	*	200,000	4,125	4,125	0
DaimlerChrysler Defined Contribution Master Trust (5)	500,000	*	500,000	10,313	10,313	0
Delta Dental Plan of Massachusetts (5)	100,000	*	100,000	2,063	2,063	0
Earlham Foundation (5)	100,000	*	100,000	2,063	2,063	0
Evangelical Lutheran Church in America Board of Pensions (5)	1,250,000	*	1,250,000	25,783	25,783	0
Evangelical Lutheran Church in America Board of Pension Social Criteria (5)	250,000	*	250,000	5,157	5,157	0
Fairfax County Employees Retirement System (5)	250,000	*	250,000	5,157	5,157	0
Fleet Maritime, Inc. (5)	700,000	*	700,000	14,438	14,438	0

Name of Selling Security Holder	Principal Amount of Notes Beneficially Owned ($)	% of Notes Beneficially Owned	Principal Amount of Notes Being Offered ($) (1)	No. of Shares of Common Stock Beneficially Owned (2)(3)	No. of Shares of Common Stock Being Offered (1) (3)	Number of Shares of Common Stock Owned After Offering (1)
Florida Power & Light (4)	1,323,000	*	1,323,000	27,288	27,288	0
Gale Invest Limited (5)	150,000	*	150,000	3,094	3,094	0
Governing Board Employees Benefit Plan of The City of Detroit (4)	18,000	*	18,000	371	371	0
Harbor Capital Advisors, Inc. (5)	150,000	*	150,000	3,094	3,094	0
Harbor High-Yield Bond Fund (5)	300,000	*	300,000	6,188	6,188	0
Healthcare Georgia Foundation (4)	85,000	*	85,000	1,753	1,753	0
HFR CA OP Master Trust (4)	297,000	*	297,000	6,126	6,126	0
Houston Police Officers Pension System (5)	300,000	*	300,000	6,188	6,188	0
Kellogg Co. Master Retirement Trust (5)	550,000	*	550,000	11,344	11,344	0
Lyxor Master Trust Fund (4)	233,000	*	233,000	4,806	4,806	0
Members Capital Advisors, Inc. Members Mutual Funds (5)	100,000	*	100,000	2,063	2,063	0
New York City Employees’ Retirement System (5)	1,300,000	*	1,300,000	26,814	26,814	0
New York City Police Pension Fund (5)	700,000	*	700,000	14,438	14,438	0
Pension Reserves Investment Trust (5)	1,150,000	*	1,150,000	23,720	23,720	0
Praxair, Inc. (5)	235,000	*	235,000	4,847	4,847	0
Producers-Writers Guild of America Pension Plan (5)	100,000	*	100,000	2,063	2,063	0
Radcliffe SPC, Ltd. For and on behalf of the Class A Segregated Portfolio (6)	2,000,000	*	2,000,000	41,252	41,252	0
Reform Pension Board (5)	100,000	*	100,000	2,063	2,063	0
Retirement Income Plan for Employees of Armstrong World Industries, Inc. (5)	200,000	*	200,000	4,125	4,125	0
Retirement Program Plan for Employees of the US Enrichment Corp (5)	200,000	*	200,000	4,125	4,125	0
Rockwell Automation Master Trust (5)	100,000	*	100,000	2,063	2,063	0
Seattle City Employees Retirement System (4)	122,000	*	122,000	2,516	2,516	0
Southwest Carpenters Pension Trust (5)	125,000	*	125,000	2,578	2,578	0
Starvest Convertible Securities Fund (4)	64,000	*	64,000	1,320	1,320	0

Name of Selling Security Holder	Principal Amount of Notes Beneficially Owned ($)	% of Notes Beneficially Owned	Principal Amount of Notes Being Offered ($) (1)	No. of Shares of Common Stock Beneficially Owned (2)(3)	No. of Shares of Common Stock Being Offered (1) (3)	Number of Shares of Common Stock Owned After Offering (1)
Teachers Retirement System of Louisiana (5)	1,000,000	*	1,000,000	20,626	20,626	0
Teachers Retirement System of The City of New York (4)	1,702,000	*	1,702,000	35,105	35,105	0
Teachers Retirement System of The City of New York (5)	1,150,000	*	1,150,000	23,720	23,720	0
The Kellogg Company—Welfare Benefit Trust (5)	150,000	*	150,000	3,094	3,094	0
The Salvation Army—Eastern Territory (5)	400,000	*	400,000	8,250	8,250	0
University of Southern California (5)	400,000	*	400,000	8,250	8,250	0
Wyeth Retirement Plan—U.S. Master Trust (5)	600,000	*	600,000	12,376	12,376	0

The table included in the section captioned “Selling Security Holders” of the prospectus, as previously filed and supplemented, is hereby amended to reflect updated holdings and corrections to typographical and transcription errors related to the selling security holders identified below.

Revised Information Regarding Selling Security Holders

Name of Selling Security Holder	Principal Amount of Notes Beneficially Owned ($)	% of Notes Beneficially Owned	Principal Amount of Notes Being Offered ($) (1)	No. of Shares of Common Stock Beneficially Owned (2)(3)	No. of Shares of Common Stock Being Offered (1) (3)	Number of Shares of Common Stock Owned After Offering (1)
Altma Fund SICAV PLC in respect of the Grafton Sub Fund (7)	1,350,000	*	1,350,000	27,845	27,845	0
Bear, Stearns & Co., Inc. (8)	14,000,000	5.60%	14,000,000	288,764	288,764	0
CQS Convertible and Quantitative Strategies Master Fund Limited (9)	7,000,000	2.80%	7,000,000	144,382	144,382	0
Fore Convertible Master Fund, Ltd. (10)	50,000	*	50,000	1,031	1,031	0
Raytheon Phoenix (4)	986,000	*	986,000	20,337	20,337	0

*	Less than 1%

(1)	Because the selling security holder may sell pursuant to the prospectus all or a portion of the offered notes or common stock issuable upon conversion of the notes, we cannot know or estimate the number or percentage of notes and common stock that the selling security holder will hold upon the termination of any particular offering. Please refer to the “Plan of Distribution” beginning on page 71 of the prospectus. The information presented assumes that the selling security holder will fully convert the notes for cash and shares of our common stock, and that the selling security holder will sell all shares of our common stock that it receives pursuant to such conversion.

The maximum aggregate principal amount of Notes that may be sold pursuant to this prospectus will not exceed $250,000,000.

(2)	Includes shares of our common stock issuable upon conversion of the notes.

(3)	The maximum number of shares of our common stock issuable upon conversion of the notes is calculated assuming the conversion of the full amount of notes held by the selling security holders at the initial conversion price of $48.48 per share, which corresponds to the initial conversion rate of 20.6260 shares per $1,000 principal amount of the notes. This conversion price is subject to adjustment as described under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” Accordingly, the number of shares of our common stock to be offered using this prospectus may increase or decrease over time. Fractional shares will not be issued upon conversion of the notes. Instead, we will pay cash in lieu of fractional shares, if any. Due to the effects of rounding, the numbers shown in this column do not equal exactly 20.6260 shares per $1,000 principal amount of the notes.

(4)	Tracy Maitland, Chief Investment Officer of Advent Capital Management, Investment Advisor to this selling security holder, is the representative who has voting and investment control of the securities being offered.

(5)	Shenkman Capital Management, Inc. acts as investment manager to the Selling Security Holder and as such has power to direct the voting and disposition of securities held by the Selling Security Holder. Mark Shenkman is chief investment officer of Shenkman Capital Management, Inc. and has oversight authority over all portfolio managers at Shenkman Capital Management, Inc.

(6)	Pursuant to investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio.

(7)	Michael S. Rosen and William D. Fertig of Context Capital Management, LLC, Investment Advisor to this selling security holder, are the natural persons who have voting and investment control of the securities being offered.

(8)	Bear, Stearns & Co. Inc. is a wholly owned subsidiary of The Bear Stearns Companies Inc., which is a publicly owned company. Bear, Stearns & Co. Inc. has indicated that as of January 5, 2007, its proprietary accounts were short 102,850 shares of our common stock. This selling security holder has identified itself as a registered broker-dealer and, accordingly, it is deemed to be, under the interpretations of the Commission, an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution” as set forth in the prospectus, as previously supplemented, for required disclosure regarding this selling security holder.

(9)	Directors Alan Smith, Blair Gauld, Dennis Hunter, Karla Bodden and Jim Rogers are the natural persons who have voting and investment control of the securities being offered.

(10)	Fore Research & Management, LP is the controlling entity of the selling security holder. Matthew Li controls Fore Research & Management, LP. As such, Matthew Li is the natural person who has voting and investment control of the securities being offered.